CERTIFICATION

Each of the undersigned hereby certifies in his capacity as an officer of Community Financial Corporation (the "Company") that the quarterly report of the Company on Form 10-QSB for the period ended September 30, 2002 fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 and that the information contained in such report fairly presents, in all material respects, the financial condition of the Company at the end of such period and the results of operations of the Company for such period.

Date: November 14, 2002	By:	/s/ P. Douglas Richard P. Douglas Richard Chief Executive Officer
Date: November 14, 2002	By:	/s/ R. Jerry Giles R. Jerry Giles Chief Financial Officer